Exhibit  5.1

                                McGuireWoods LLP
                   1345 Avenue of the Americas, Seventh Floor
                          New York, New York 10105-0106

December  13,  2005



Board  of  Directors
NS8  Corporation
600  University  Street,  Suite  1525
Seattle,  WA  98101

Ladies  and  Gentlemen:

     We are acting as counsel to NS8 Corporation, a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), of the Registration Statement on Form SB-2 (the "Registration
Statement") relating to the offer and sale pursuant to the Registration Statement, by the Selling Stockholder identified in the Registration Statement, of up to 375,000,000 shares of common stock of the Company, which are issuable upon conversion of the Company's 2005 10% secured convertible debentures due
2008 and the Company's 2004 5% secured convertible debentures due 2007 (the "Shares"). This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.

     In reaching the opinion stated in this letter, we have reviewed originals of copies of the Registration Statement, the Certificate of Incorporation and the Bylaws of the Company, both as amended to date, and such other documents as we have considered relevant. We have assumed that (i) all information contained in all documents that we have reviewed is correct, (ii) all signatures on all documents that we have reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document that we have reviewed had the legal capacity to do so and
(vi) each natural person signing in a representative capacity any document that we reviewed had authority to sign in such capacity.

     Based upon the foregoing, it is our opinion that the Shares, when issued in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

     The opinion expressed above is limited to matters governed by the laws of the State of Delaware. We express no opinion herein about the effect of federal or state securities laws or the laws of any other jurisdiction.

     We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading "Legal Matters" therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

     This opinion letter speaks as of the date hereof. We disclaim any duty to advise you regarding any change subsequent to the date hereof in, or to otherwise communicate with you with respect to, the matters addressed herein.

                         Very  truly  yours,

                         /s/  McGuireWoods,  LLP


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